News Release	For Release Aug. 4, 2010
CONTACTS:	4:30 p.m. Eastern Time
Michael Lawson, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685

Kendle Announces Second Quarter 2010 Results

•	New business awards of $131.5 million, an increase of 48% sequentially over the first quarter of 2010
•	Cancellations moderate to $30.9 million or 4.0% of beginning backlog
•	Open market repurchase during the quarter of $12.0 million par value of convertible debt; repurchases to date total $57.5 million par value

CINCINNATI, Aug. 4, 2010  Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported net income of $1.9 million or $0.12 per diluted share for the second quarter of 2010 compared with net income of $3.2 million or $0.21 per diluted share for the second quarter of 2009.

Second Quarter 2010 Results

Net service revenues for the quarter ended June 30, 2010, totaled $82.4 million compared with $107.4 million for the same period a year ago. The top five customers based on net service revenues accounted for 24.8 percent of total revenues versus 27.9 percent in the second quarter of 2009.

Income from operations for the quarter was $664,000 or approximately 1.0 percent of net service revenues versus $7.0 million or 6.5 percent of net service revenues for the second quarter of 2009. The reduction in operating income is largely due to lower net service revenues, implementation expenses related to the rollout of the Company’s global ERP system and continued investments in its global business development and sales organization. Additionally, the Company incurred restructuring expenses related to the consolidation of certain of its UK offices and a limited additional workforce action to better balance staffing levels with customer demand and sales. On a non-GAAP basis, excluding the restructuring expense, operating income for the quarter was $1.8 million or 2.2 percent of net service revenues.

“In the second quarter we saw a return to positive net book to bill, moderating cancellations and the fourth consecutive quarter of pipeline opportunity growth,” said Chairman and CEO Candace Kendle, PharmD.  “We continue to invest in our global sales organization and ERP system and to bring in new leadership talent to strengthen our ability to deliver on the needs of our customers and position Kendle for long-term growth.”

Balance Sheet and Cash Flow Information

Net cash used in operating activities for the second quarter of 2010 was $111,000. Cash, cash equivalents and marketable securities at June 30, 2010 totaled $32.9 million. Days sales outstanding in accounts receivables were 24 days compared with 29 days in the second quarter of 2009. Capital expenditures for the second quarter of 2010 totaled $5.2 million, consisting largely of investments in the Company’s global ERP system.

Backlog and New Awards

New business awards for the second quarter of 2010 totaled $131.5 million, representing a 48 percent improvement sequentially over the first quarter of 2010. Contract cancellations and related adjustments during the quarter moderated to $30.9 million or 4.0 percent of the Company’s backlog at March 31, 2010, resulting in a net book-to-bill of 1.2. New business authorizations (backlog) at June 30, 2010 were $778.0 million.

Open Market Repurchase

During the second quarter of 2010, the Company repurchased $12.0 million par value of its convertible notes in the open market for a total cost of $11.1 million. To date, the Company has repurchased $57.5 million par value of its convertible notes at a total cost of $47.6 million. As of June 30, 2010, the outstanding balance of the convertible notes at par value is $142.5 million. Since commencing this repurchase program in the second quarter of 2009, interest expense has been reduced by $3.4 million through the second quarter of 2010 and is expected to be reduced by an additional $9.6 million over the remaining term of the convertible notes. The convertible notes mature in July 2012.

Six-Month Results

Net service revenues for the six months ended June 30, 2010 were $172.7 million compared with $215.5 million for the first six months of 2009. The top five customers based on net service revenues accounted for 25.3 percent of total revenues versus 28.4 percent for the same period last year.

Income from operations for the first six months of 2010 was $4.9 million or 2.8 percent of net service revenues compared with $15.1 million or 7.0 percent of net service revenues for the same period in 2009. On a non-GAAP basis, excluding the restructuring charges taken in the second quarter, operating income for the first six months of 2010 was $6.1 million or 3.5 percent of net service revenues.

Net income was $3.1 million for the first six months of 2010 compared with net income of $4.1 million for the same period last year. Net income per common share on a diluted basis for the six months ended June 30, 2010 was $0.20 per diluted share compared with $0.27 per diluted share for the first six months of 2009. Cash flow from operations for the first six months of 2010 was $6.4 million compared with $39.4 million for the same period of the prior year. Capital expenditures for the first six months of 2010 totaled $11.0 million versus $11.2 million for the same period last year.

Second Quarter 2010 Conference Call and Webcast Details

Kendle will host its Second Quarter 2010 conference call on Aug. 5, 2010, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on Sept. 7, 2010.

Use of Non-GAAP Financial Measures

This press release contains adjustments to income from operations, calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. These adjusted or “pro forma” results are and should be read in connection with the reconciliation provided in this press release. We believe that investors’ understanding of performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of our ongoing results of operations. Non-GAAP measures should not be considered a substitute for GAAP-based measures and results. Our non-GAAP measures may not be comparable to non-GAAP measures of other companies.

About Kendle

Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early- to late-stage clinical development services for the world's biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing drugs to market for the benefit of patients worldwide. As one of the world’s largest global providers of Phase I-IV services, we offer experience spanning more than 100 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers' clinical development challenges.

Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 500, Cincinnati, OH 45202 or from the Company’s website at www.kendle.com.

Forward-Looking Statements

Certain statements and information contained in this press release may be deemed to be forward-looking statements under federal securities laws and the provisions of the Private Securities Litigation Reform Act of 1995 and Kendle intends that such forward-looking statements be subject to the safe-harbor created thereby. All such forward-looking statements, including the statements contained herein regarding anticipated trends in Kendle's business, are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, (a) dependence on the biopharmaceutical industry, including drug-development activity and outsourcing trends, (b) competitive factors in the industry, (c) effects of economic and industry conditions on revenue and earnings growth rates and on Kendle’s ability to preserve profitability while managing global operations, (d) changes in regulation of the drug-development process, (e) changes in tax legislation, including proposed changes related to non-U.S. earnings, (f) the potential for contracts to be reduced in scope, terminated, or delayed with little or no notice, (g) the fixed-price nature of contracts and cost overruns, (h) the ability to continue to attract physician investigators to supervise administration of study drugs and patient volunteers to participate in clinical trials, (i) the amount of goodwill and other intangible assets on Kendle's balance sheet and the potential for write-downs of these assets if they become impaired under accounting rules, (j) Kendle's ability to service its indebtedness and maintain adequate credit facilities and credit lines, (k) risks from Kendle’s various counterparties, (l) risks related to Kendle's international operations, (m) exposure to foreign currency exchange rate fluctuations, (n) dependence on the continued effectiveness and availability of information technology infrastructure, (o) implementation and deployment of Kendle’s enterprise-wide reporting solution, (p) litigation and regulatory risk incident to Kendle’s business, (q) dependence on the skills, experience and ongoing efforts of employees and management team in the geographic regions and therapeutic areas in which Kendle operates, (r) effects of new or revised accounting standards on Kendle’s consolidated financial statements, and (s) other risks as detailed from time to time in Kendle's Annual Report on Form 10-K as well as periodic reports filed with the SEC.   In addition, no assurance can be given that the Kendle will be able to realize the net service revenues from the contracts and awards included in backlog. Kendle believes that its aggregate backlog is not necessarily a meaningful indicator of future results. All information in this press release is current as of Aug. 4, 2010. Kendle undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Kendle's expectations.

Kendle International Inc.
Condensed Consolidated Statement of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net service revenues	$82,445	$107,351	$172,672	$215,454
Reimbursable out-of-pocket revenues	28,870	34,804	55,099	71,762
Total revenues	111,315	142,155	227,771	287,216

Costs and expenses:
Direct costs	42,833	55,204	90,272	113,182
Reimbursable out-of-pocket costs	28,870	34,804	55,099	71,762
Selling, general and administrative expenses	34,094	35,226	68,831	73,256
Restructuring expense	1,153	6,006	1,153	6,006
Depreciation and amortization	3,701	3,937	7,486	7,895
Total costs and expenses	110,651	135,177	222,841	272,101

Income from operations	664	6,978	4,930	15,115

Other income (expense):
Interest expense	(2,871)	(3,728)	(6,099)	(7,604)
Interest income	33	133	55	363
Gain on extinguishment of debt	-	3,133	-	3,133
Other	5,403	1,029	7,123	4,194
Total other income (expense)	2,565	567	1,079	86

Income before income taxes	3,229	7,545	6,009	15,201

Income taxes	1,366	4,352	2,935	11,121

Net income	$1,863	$3,193	$3,074	$4,080

Income per share data:
Basic:

Net income per share	$0.13	$0.22	$0.21	$0.27

Weighted average shares outstanding	14,900	14,849	14,897	14,845

Diluted:

Net income per share	$0.12	$0.21	$0.20	$0.27

Weighted average shares outstanding	15,028	14,955	15,041	14,971

Kendle International Inc.
Selected Balance Sheet and Other Information
(In thousands)
(Unaudited)

Selected Balance Sheet Information:

	June 30, 2010	December 31, 2009

Cash, cash equivalents and marketable securities (including restricted cash)	$32,910	$53,215

Receivables, net of advance billings	29,624	49,085

Convertible notes, net of discount	130,271	138,308

Net Service Revenues by Geographic Region:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
North America	45%	48%	46%	50%
Europe	40%	38%	40%	35%
Latin America	11%	10%	10%	11%
Asia-Pacific	4%	4%	4%	4%

Segment Information:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Early Stage:
Net Service Revenues	$5,932	$7,381	$13,303	$16,463
Operating Income (Loss)	(488)	(106)	(430)	914

Late Stage:
Net Service Revenues	$75,967	$96,557	$158,071	$193,195
Operating Income	13,896	18,946	30,883	40,132

Support and Other:
Net Service Revenues	$546	$3,413	$1,298	$5,796
Operating Loss	(12,744)	(11,862)	(25,523)	(25,931)

Kendle International Inc.
Reconciliation of Non-GAAP Measures
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Reconciliation of pro forma income from operations:

Income from operations, as reported	$664	$6,978	$4,930	$15,115
Restructuring expense	1,153	6,006	1,153	6,006
Pro forma income from operations	$1,817	$12,984	$6,083	$21,121

Pro forma operating margin	2.2%	12.1%	3.5%	9.8%

See Use of Non-GAAP Measures section in the body of the press release.